SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

     Date of report (Date of earliest event reported)  November 6, 2001

ESS TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

CA	0-26660	94-2928582

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

48401 Fremont Blvd., Fremont, California		94538

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code   (510) 492-1088

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.
ITEM 7: FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
SIGNATURES
EXHIBIT INDEX
Exhibit 23.1
EXHIBIT 99.1

Item 5. Other Events.

     On September 5, 2001, ESS Technology, Inc. filed a report on Form 8-K with the SEC to disclose information required by Item 2 of Form 8-K relating to the recent distribution of shares of Vialta, Inc. by ESS to its shareholders. In addition to the basic pro forma financial statements showing the effect of the distribution that were required to be included in that 8-K, ESS has prepared a more detailed Management's Discussion and Analysis and accompanying restated financial statements that show the effect of Vialta as a discontinued operation with respect to the periods presented. The information presented herein was also previously presented in a registration statement on Form S-3 that was filed on September 6, 2001, but was subsequently withdrawn by ESS due to recent market turmoil. To facilitate incorporation by reference into various other SEC filings, ESS is re-filing the Management's Discussion and Analysis and the accompanying restated financial statements relating to the Vialta distribution in this report on Form 8-K.

     The following discussion of our results of operations and financial condition should be read together with the other financial information and consolidated financial statements and related notes included in Exhibit 99.1 to this report on Form 8-K. This discussion contains forward-looking statements that involve risks and uncertainties, including, but not limited to, possible reduction in consumer spending occasioned by terrorist attacks and armed conflict, the timely availability and acceptance of the Company's new products, the impact of competitive products and pricing, the dependence on continued growth in demand for PC and consumer multimedia products, as well as the other risks detailed from time to time in the SEC reports of ESS, including the reports on Form 10-K and Form 10-Q. Actual results could differ materially from those projected in the forward-looking statements.

OVERVIEW

     We are a leading designer, developer and marketer of highly-integrated digital system processor chips. These chips are the primary processors driving digital video and audio players including DVD, video CD and MP3 players. Our chips use multiple processors and a programmable architecture that enable us to offer a broad array of features and functionality. We believe that multi-featured DVD players will serve as the platform for a digital home system, or DHS, integrating various digital home entertainment and information delivery products into a single box. We are also a supplier of chips for use in modems and similar communication products, and a supplier of PC audio chips. We outsource all of our chip fabrication and assembly as well as the majority of our test operations, allowing us to focus on our design and development strengths.

     In April 2001, our board of directors adopted a plan to distribute all of our shares of Vialta, a developer of a multi-featured DVD player with internet connectivity and other advanced features. The Vialta spin-off was completed on August 21, 2001. Vialta is reported separately as a discontinued operation.

     In February 2000, we acquired NetRidium, a development stage company, for $5.3 million in cash. NetRidium is a developer of broadband communication products enabling high-speed networking over existing phone lines in the home. The acquisition was recorded using the purchase method of accounting and accordingly, the results of operations and cash flows of such acquisition have been included from the date of acquisition.

     At the end of 1995, we purchased 16 acres of land in Fremont, California, on which we built our corporate campus. In October 2000, we sold the remaining undeveloped 4.32 acres of this land.

RESULTS OF OPERATIONS

     Our consolidated financial information presents the net effect of the discontinued operation separate from the results of our continuing operations. Historical financial information has been reclassified to present consistently the discontinued operation and the discussion and analysis that follows generally focuses on the continuing operations. Inflation has not had any material impact on our business to date.

     The following table sets forth certain operating data as a percentage of net revenues:

	YEARS ENDED DECEMBER 31,			SIX MONTHS ENDED JUNE 30,

	1998	1999	2000	2000	2001

Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenues	83.6	61.7	63.4	62.8	74.0

Gross margin	16.4	38.3	36.6	37.2	26.0
Operating expenses:
Research and development	14.0	11.6	9.2	8.0	12.1
In-process research and development	—	—	0.9	1.6	—
Selling, general and administrative	16.6	12.4	11.9	11.2	15.1

Operating income (loss)	(14.2)	14.3	14.6	16.4	(1.2)
Non-operating income (loss), net	0.7	1.5	13.8	0.9	(17.7)

Income (loss) before income taxes	(13.5)	15.8	28.4	17.3	(18.9)
Provision for (benefit from) income taxes	(0.7)	2.5	7.6	3.2	(7.3)

Net income (loss) from continuing operations	(12.8)%	13.3%	20.8%	14.1%	(11.6)%

NET REVENUES

     Net revenues were $163.2 million in the six months ended June 30, 2000 and $115.7 million in the six months ended June 30, 2001, a decrease of 29%. This decrease was primarily due to the continuing softness in the PC marketplace. PC audio revenues were $68.0 million in the six months ended June 30, 2000 and $26.3 million in the six months ended June 30, 2001, a decrease of 61%. Video revenues were $79.0 million in the six months ended June 30, 2000 and $79.3 million in the six months ended June 30, 2001. DVD revenues increased 34% from $18.1 million in the six months ended June 30, 2000 to $24.2 million in the six months ended June 30, 2001, offset by the 10% decrease in video CD revenues from $60.9 million in the six months ended June 30, 2000 to $55.0 million in the six months ended June 30, 2001. International revenues accounted for approximately 91% of net revenues in the six months ended June 30, 2000, and 96% of net revenues for six months ended June 30, 2001.

     Net revenues were $218.3 million in 1998, $310.7 million in 1999 and $303.4 million in 2000. Net revenues increased 42% from 1998 to 1999 primarily from increased video CD chip sales. Net revenues from 1998 to 1999 increased by $17.1 million in our PC audio business, $74.6 million in our video business and $0.7 million in our communication and other businesses. Net revenues decreased 2% from 1999 to 2000 primarily due to the softness in the PC marketplace and a decrease in average selling prices in the PC audio markets, which more than offset the growth in our communication and video business (which consists of both our DVD and video CD products). Net revenues from 1999 to 2000 in our PC audio business decreased by $41.7 million, and increased in our video business by $19.0 million and $15.5 million in our communication and other businesses. We expect our video business will continue to grow as a percentage of our net revenues, while our communication business remains relatively flat and our PC audio business continues to decline. International revenues accounted for approximately 92% of net revenues in 1998, 95% of net revenues in 1999, and 93% of net revenues in 2000. We expect that international sales will continue to remain a high percentage of our net revenues. Our international sales are denominated in U.S. dollars.

	PERCENTAGE OF NET REVENUES

	YEAR ENDED			SIX MONTHS ENDED
	DECEMBER 31,			JUNE 30,

	1998	1999	2000	2000	2001

DVD	0%	0%	15%	11%	21%
Video CD	35%	49%	42%	37%	48%
PC Audio	60%	48%	35%	42%	23%
Communication and Other	5%	3%	8%	10%	8%

Total	100%	100%	100%	100%	100%

GROSS PROFIT

     Gross profit was $60.8 million in the six months ended June 30, 2000 and $30.1 million in the six months ended June 30, 2001, representing corresponding gross margins of 37.2% of net revenues in the six months ended June 30, 2000 and 26.0% of net revenues in the six months ended June 30, 2001. This decrease was primarily due to lower-margin product mix and inventory charges of $4.5 million.

     Gross profit was $35.8 million in 1998, $119.1 million in 1999 and $111.0 million in 2000, representing corresponding gross margins of 16.4% of net revenues in 1998, 38.3% of net revenues in 1999 and 36.6% of net revenues in 2000. The increase in gross margin from 1998 to 1999 was the result of higher-margin product mix and reduced manufacturing cost partially offset by reduced average selling prices. The decrease in gross margin from 1999 to 2000 was primarily due to an increase of $8.9 million in inventory charges in 2000. Excluding the $8.9 million inventory charge, gross margin would have been 39.5% of net revenues in 2000 compared to 38.3% of net revenues in 1999, due to higher-margin product mix partially offset by reduced average selling prices.

     During the quarters ended September 30, 2000 and December 31, 2000, we purchased inventory based on our then current sales forecast and our intent to build up inventory on key products from our foundries due to a forecasted tight wafer capacity. However, during the quarters ended December 31, 2000 and the six months ended June 30, 2001, the overall market for PC audio products declined significantly, and, as a result, the demand for these products did not meet our forecasts resulting in those inventory charges described above.

     As a result of intense competition in our markets, we expect the overall average selling prices for our existing products to decline significantly. We believe that in order to maintain or increase gross profit, we must achieve higher unit volume shipments, reduce costs, add new features and introduce new products.

OPERATING EXPENSES

Research and development

     Research and development expenses were $13.2 million, or 8.0% of net revenues, in the six months ended June 30, 2000; and $14.0 million, or 12.1% of net revenues, in the six months ended June 30, 2001. The increase in research and development expenses was the result of normal variations in project workload. We expect that research and development will continue to be critical to our business as we introduce new products.

     Research and development expenses were $30.5 million, or 14.0% of net revenues, in 1998; $36.0 million, or 11.6% of net revenues, in 1999; and $27.8 million or 9.2% of net revenues, in 2000. The increase in research and development expenses from 1998 to 1999 was primarily due to increased payroll related expenses, computer-aided design software maintenance and depreciation and amortization. The decrease in research and development expenses from 1999 to 2000 was primarily due to a decrease in internal projects and reimbursement of consulting and other services provided to Vialta.

     Operating expenses in 2000 included an additional $2.6 million for in-process research and development due to the purchase of NetRidium, which is not included in the foregoing research and development expenses.

Selling, general and administrative

     Selling, general and administrative expenses were essentially flat at $18.2 million in the six months ended June 30, 2000 and $17.6 million in the six months ended June 30, 2001. The relative increase from 11.2% to 15.2% of net revenues was due to the decline in net revenues described above.

     Selling, general and administrative expenses were $36.3 million, or 16.6% of net revenues, in 1998; $38.6 million, or 12.4% of net revenues, in 1999; and $36.2 million, or 11.9% of net revenues, in 2000. The increase in selling, general and administrative expenses from 1998 to 1999 was primarily due to the introduction of a co-operative marketing campaign and legal expenses partially offset by decreases in expenses relating to reserves for accounts receivable. Selling, general and administrative expenses fell from 1999 to 2000. The decrease in selling, general and administrative expenses from 1999 to 2000 resulted primarily from the completion of the co-operative marketing campaign and a decrease in bad debt expenses partially offset by an increase in salary and legal expenses.

NON-OPERATING INCOME (LOSS)

     Net non-operating income (loss) was $1.4 million in the six months ended June 30, 2000 and was ($20.5) million in the six months ended June 30, 2001. In the six months ended June 30, 2000, net non-operating income consisted primarily of $1.0 million of interest income. In the six months ended June 30, 2001, net loss consisted primarily of a $21.2 million loss from the sale of 565,178 shares of Cisco Systems stock in June, partially offset by $0.6 million of interest income.

     Net non-operating income was $1.5 million in 1998, $4.7 million in 1999 and $41.8 million in 2000. In 1998 and 1999, net non-operating income consisted of interest income. In 2000, net non-operating income consisted primarily of a pretax gain of $35.0 million on our exchange of preferred stock in Komodo Technology, a development stage company, for restricted shares of common stock of Cisco Systems in September 2000, in addition to a $3.9 million gain from the sale of land and property, plant and equipment, and $2.4 million of net interest income on cash, cash equivalents and short-term investments.

INCOME TAXES

     During the fourth quarter of 1997, we established a wholly owned foreign subsidiary in the Cayman Islands, British West Indies, which has reduced our effective tax rate.

     Excluding the effect of the loss on the Cisco Systems shares, our effective tax rate was 18% in the six months ended June 30, 2000 and 10% in the six months ended June 30, 2001. These tax rates were lower than the combined federal and state statutory rate of 41% as a result of the lower foreign tax rate on earnings from our foreign subsidiaries that was considered to be permanently reinvested.

     Our effective tax rate was (5%) in 1998, 16% in 1999 and 27% in 2000. The reported tax benefit in 1998 of 5% of pre-tax losses is below the combined federal and state statutory tax rate because we had a net operating loss. The reported tax provision in 1999 of pre-tax income is below the combined federal and state statutory rate as a result of the lower foreign tax rate on earnings from our foreign subsidiary that was considered to be permanently reinvested. Our effective tax rate, excluding the provision taken on the gain on the exchange of Komodo shares for Cisco Systems shares, was 17% in 2000. The gain on Komodo was taxed at 40%, which netted a $21.0 million gain after tax. The tax rate in 2000 of 27% was lower than the combined federal and state statutory rate as a result of the lower foreign tax rate on earnings from our foreign subsidiary that was considered to be permanently reinvested.

NET INCOME (LOSS) FROM CONTINUING OPERATIONS

     Net income (loss) from continuing operations was $23.0 million in the six months ended June 30, 2000 and ($13.4) million in the six months ended June 30, 2001. The loss during the six months ended June 30, 2001 compared to net income for the six months ended June 30, 2000 was primarily due to the $21.2 million loss incurred on sale of investment, the significant decrease in net revenues and lower-margin product mix.

     Net income (loss) from continuing operations was ($28.0) million in 1998, $41.3 million in 1999 and $63.2 million in 2000. The increased net income from continuing operations during 1999 compared to 1998 was primarily due to significant increase in revenues and gross margin as a result of higher-margin product mix in 1999. The increased net income from continuing operations during 2000 compared to 1999 was primarily due to the $35.0 million gain on the Komodo investment and offset by an increase in inventory charges.

NET LOSS FROM DISCONTINUED OPERATION

     Net loss from the discontinued operation was $5.8 million in the six months ended June 30, 2000 and $17.5 million in the six months ended June 30, 2001. The increased net loss from discontinued operation during the six months ended June 30, 2001 compared to the six months ended June 30, 2000 was primarily due to the $13.3 million loss from disposal of discontinued operation recorded in the first quarter of 2001 for the estimated spin-off cost and anticipated losses, net of minority interest, from operating the Vialta business between April 1, 2001 and the estimated completion date for the spin-off, which was completed earlier than estimated on August 21, 2001.

     Net loss from the discontinued operation was zero in 1998, $1.2 million in 1999 and $14.9 million in 2000. The increased loss from the discontinued operation during 2000 compared to 1999 was due to additional costs and expenses related to product development, expansion of operations and marketing activities of Vialta.

EIGHT QUARTERS ENDED JUNE 30, 2001

     The following table sets forth our statement of operations data for each of the eight quarters ended June 30, 2001. All of the data presented has been adjusted to give effect to the treatment of Vialta as a discontinued operation. We believe that going forward we will be more seasonal, depending on the timing of customer orders and demand for the holiday season, which typically occur during the third and fourth quarters. The operating results for any quarter are not necessarily indicative of results for any future period.

	SEPT. 30,	DEC. 31,	MAR. 31,	JUNE 30,	SEPT. 30,	DEC. 31,	MAR. 31,	JUNE 30,
	1999	1999	2000	2000	2000	2000	2001	2001

	(unaudited, in thousands)
Net revenues	$75,400	$88,728	$83,597	$79,587	$87,714	$52,538	$50,808	$64,909
Cost of revenues	46,949	55,660	53,114	49,296	52,521	37,521	39,606	45,970

Gross profit	28,451	33,068	30,483	30,291	35,193	15,017	11,202	18,939
Operating expenses:
Research and development	9,279	9,082	4,854	8,328	7,111	7,539	6,411	7,592
In-process research and development	—	—	2,625	—	—	—	—	—
Selling, general and administrative	10,543	10,151	8,592	9,638	10,946	7,049	8,666	8,917

Operating income (loss)	8,629	13,835	14,412	12,325	17,136	429	(3,875)	2,430
Non-operating income (loss), net	1,202	1,254	928	518	36,576	3,788	325	(20,795)

Income (loss) before income taxes	9,831	15,089	15,340	12,843	53,712	4,217	(3,550)	(18,365)
Provision for (benefit from) income taxes	1,542	2,667	3,054	2,127	17,183	582	(382)	(8,167)

Net income (loss) from continuing operations	$8,289	$12,422	$12,286	$10,716	$36,529	$3,635	$(3,168)	$(10,198)

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our cash requirements from cash generated by operations, the sale of equity securities, bank lines of credit and short-term and long-term debt. At June 30, 2001, we had cash, cash equivalents and short-term investments of $72.6 million and working capital (excluding net assets of the discontinued operation) of $130.6 million. At June 30, 2001, we had a $15.0 million unsecured line of credit, which expires on October 1, 2001. We expect to be able to renew this line of credit prior to expiration. This line of credit requires us to maintain certain financial ratios and operating results. On September 5, 2001, we were in compliance with these borrowing criteria. There were no borrowings under the line of credit at September 5, 2001.

     In the six months ended June 30, 2001, we generated $33.5 million of cash from operating activities. This amount resulted primarily from the decrease in inventories of $38.4 million and accounts receivable of $14.4 million, offset by the decrease in accounts payable and accrued expenses of $31.9 million and current year net loss before non-cash charges (consisting of loss from discontinued operation, depreciation and amortization and loss from sale of Cisco shares) of $16.0 million. We generated $3.4 million of cash from investing activities, as a result of receiving $6.7 million from the net sale of investments, offset by using $3.5 million for the net acquisition of property, plant and equipment and the acquisition of Silicon Analog Systems Corporation. We used $2.6 million of cash in financing activities, as a result of using $3.7 million to repurchase shares of our common stock offset by the receipt of $1.1 million from the issuance of common stock under employee stock plans.

     In 2000, we used $11.1 million of cash in operating activities. This amount resulted primarily from the increase in our inventories of $56.6 million and accounts receivable of $17.5 million, offset by the increase in income tax related liabilities of $15.7 million and the current year net income before non-cash charges (loss from discontinued operations, deprecation and amortization) of $85.4 million. We generated $14.1 million of cash from investing activities, which mainly resulted from our net sales of investments of $17.1 million, partially offset by the acquisition of property, plant and equipment and the acquisition of NetRidium. We used $17.7 million of cash in financing activities, which resulted primarily from using $27.8 million to repurchase shares of our common stock, which was partially offset by issuance of common stock under employee stock option plans.

     In 1999, we generated $61.6 million of cash from operating activities. This amount resulted from current year net income before non-cash charges of $58.8 million, increase in accounts payable and accrued expenses of $13.6 million, offset by an increase of current assets net of liabilities of $2.8 million. We used $85.9 million of cash in investing activities, which resulted primarily from using $62.0 million to purchase shares of Vialta preferred stock, using $11.5 million to buy property, plant and equipment and using $14.6 million for the net purchase of short-term investment. We used $1.0 million of cash for financing activities.

     In 1998, we generated $31.9 million of cash from operating activities. This was primarily due to the decrease in current assets net of current liabilities of $46.5 million, offset by the current year operating loss before non-cash charges of $14.9 million. We generated $7.9 million of cash from investing activities as a result of receiving $22.4 million from the sale of a joint venture investment, offset by using $12.3 million to buy property, plant and equipment. We used $1.8 million of cash in financing activities as a result of using $2.8 million to repurchase shares of our common stock, offset by $1.0 million from the issuance of common stock under employee stock option plans.

     We believe that our existing cash and cash equivalents as of June 30, 2001 together with short-term investments, the cash generated from operations, available borrowings under our line of credit and other financing options, will be sufficient to fund acquisitions of property and equipment and provide adequate working capital through at least the next twelve months. Capital expenditures for the next twelve months are anticipated to be approximately $3.1 million. We may also use cash to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. From time to time, in the ordinary course of business, we may evaluate potential acquisitions of or investment in such businesses, products or technologies owned by third parties. We may need to obtain additional funding as a result of such activities.

ITEM 7: FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c) Exhibits

     The following exhibits are filed with this report:

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants
99.1	The Restated Financial Statements Showing Vialta as a Discontinued Operation

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESS Technology, Inc.

By: /s/ Robert L. Blair

Robert L. Blair President and Chief Executive Officer

Dated: November 6, 2001

EXHIBIT INDEX

Exhibit
No.	Description

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants

99.1	The Restated Financial Statements Showing Vialta as a Discontinued Operation